Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
412-434-3466
sminder@ppg.com
investor.ppg.com

PPG reports first quarter 2017 financial results

•	Net sales of approximately $3.6 billion and reported earnings per diluted share from continuing operations of $1.29, up 4 cents versus prior year

•	Adjusted earnings per diluted share from continuing operations of $1.35, up more than 6 percent from prior year including unfavorable impact from foreign currency

•	Sales volume growth of 2 percent versus prior year, with solid earnings leverage

•	Initial pricing underway to address inflating raw material costs

•	Operational excellence driving lower manufacturing and overhead costs

•	Made compelling proposal on March 20, 2017, to combine PPG with AkzoNobel

PITTSBURGH, April 20, 2017 - PPG (NYSE:PPG) today reported first quarter 2017 net sales of about $3.6 billion, up 1 percent versus the prior year. Net sales in local currencies grew nearly 3 percent year-over-year, aided by sales volume growth of 2 percent. The net impact from business portfolio actions contributed less than 1 percent to net sales, as acquisition-related net sales modestly exceeded divested net sales stemming from the sale of the European fiber glass business in October 2016. Selling prices were flat, an improvement versus prior sequential quarters. Unfavorable foreign currency translation impacted net sales by nearly 2 percent, or about $65 million.

First quarter 2017 net income from continuing operations was $334 million, or $1.29 per diluted share. First quarter 2017 adjusted net income from continuing operations was $351 million, or $1.35 per diluted share. Adjusted net income excludes an after-tax pension settlement charge of $14 million, or 5 cents per diluted share, and after-tax transaction-related costs of $3 million, or 1 cent per diluted share. The effective tax rate for the quarter was 24.3 percent, and the adjusted effective tax rate for the quarter was 25.0 percent.

First quarter 2016 net income from continuing operations was $337 million, or $1.25 per diluted share. First quarter 2016 adjusted net income from continuing operations was $341 million, or $1.27 per diluted share. Adjusted net income excluded after-tax charges totaling $4 million, or 2 cents per diluted share, for transaction-related costs and an asset write-down charge. The effective tax rate for the quarter was 24.6 percent, and the adjusted effective tax rate for the quarter was 24.7 percent.

“We continued to deliver higher year-over-year adjusted earnings per diluted share, increasing by more than 6 percent in the first quarter. This growth was despite moderate but uneven global market demand and the unfavorable impact from foreign currency translation,” said Michael McGarry, PPG chairman and chief executive officer. “Our earnings-per-share growth rate improved versus the fourth quarter 2016, benefiting from our ongoing cash deployment, sales volume growth and continued cost discipline, but negatively impacted by increasing raw material costs, which we partially offset with our initial pricing actions,” McGarry said.

“In aggregate, sales volumes grew by 2 percent year-over-year, including broad-based growth across the majority of our European businesses. Volumes were flat in the U.S. and Canada, reflecting a continuation of uneven end-market demand, with declines in automotive industry production offset by improvements in other end-use markets. Sales volumes continued to expand solidly in emerging regions, led by growth in Latin America and Asia,” McGarry said.

“From a business perspective, sales volumes grew more than 5 percent in our Industrial Coatings segment, more than doubling global industrial production growth rates. Each business in the segment posted solid mid-single-digit percentage growth versus the prior year. Sales volumes were in line with the prior year in our Performance Coatings segment, where significant weakness in global marine coatings continued to offset growth in other businesses,” McGarry said.

“Looking ahead, we expect economic growth to remain modest, particularly in developed regions. In the U.S. and Canada, aggregate customer demand has yet to match recent economic optimism. We anticipate continued measured growth in Europe across most of our businesses. Growth rates in emerging regions are expected to remain moderate, driven by increased consumer demand in Asia and broad-based expansion across Latin America, including in Brazil, where we see improvements after a likely bottoming,” McGarry said.

“We are focused on earnings-accretive opportunities to deploy our strong balance sheet for the benefit of our shareholders,” McGarry continued. “We recently made a very attractive and highly compelling offer to acquire AkzoNobel. This offer was rejected, and to date, the Boards of AkzoNobel have declined PPG’s multiple invitations to discuss the proposal. We remain willing to engage with AkzoNobel and continue to believe strongly that a combination of the two companies is in the best interest of both companies’ stakeholders. Separately, our pipeline for bolt-on acquisitions remains active in most end-markets and geographies. We will remain focused on maximizing long-term shareholder value,” McGarry concluded.

PPG reported today that cash and short-term investments totaled approximately $1.4 billion on March 31, 2017, up about $350 million versus the prior-year period. During the quarter, the company repurchased about $165 million, or approximately 1.6 million shares, of PPG stock, and average diluted shares outstanding were reduced by about 4 percent versus the prior year. The company has approximately $1.7 billion remaining under its current share-repurchase authorization. PPG reiterated its commitment to deploy at least $2.5 billion to $3.5 billion of cash on acquisitions and share repurchases in years 2017 and 2018 combined.

First Quarter 2017 Reportable Segment Financial Results

•
Performance Coatings segment first quarter net sales were approximately $2.02 billion, down $22 million, or about 1 percent, versus the prior-year period. Sales in local currencies increased by more than 1 percent versus the prior year, primarily due to higher selling prices along with acquisition-related sales of approximately $10 million. Sales volumes were consistent with the prior year, including a modest positive impact from the Easter holiday shift between quarters, affecting some businesses and regions year-over-year. Unfavorable foreign currency translation reduced net sales by approximately $45 million, or about 2 percent.

Organic sales expanded by a low- to mid-single-digit percentage in automotive refinish, with higher end-use customer demand in each region. Aerospace sales volumes were consistent with the prior year, reflecting a continuation of modest industry demand growth and customer inventory management. Led by increased demand in Western Europe, sales volumes improved in architectural coatings - EMEA (Europe, Middle East, and Africa), advancing by a low-single-digit percentage and building on the prior-year sales volume increase. Architectural coatings -

Americas and Asia Pacific sales volumes declined by less than 1 percent. A mid-single-digit percentage increase in U.S. and Canada company-owned stores was offset by lower demand in the independent dealer network, with volumes mixed in national retail accounts including comparisons to prior-year new product inventory pipeline fills. Architectural coatings sales volumes improved year-over-year in Latin America and Asia Pacific. Protective and marine coatings sales volumes decreased by low-double-digit percentage versus the prior year, as increases in protective coatings were countered by significant weakness in the marine end-use market, particularly in the Asia Pacific region.

Segment income for the first quarter was $285 million, up $6 million, or about 2 percent, year-over-year, including unfavorable foreign currency translation of about $10 million, primarily due to the Mexican peso, British pound, and euro. Segment income benefited from initial selling-price increases and continued overhead and manufacturing cost savings, including the initial benefits from recent business-restructuring actions. Improvements to segment income were partially offset by the unfavorable impact of increasing raw material costs.

•
Industrial Coatings segment first quarter net sales were about $1.47 billion, up $97 million, or 7 percent, versus the prior year. Sales volumes increased by a solid mid-single-digit percentage, and acquisition-related sales added approximately $60 million, or about 4 percent, versus the prior year. Pricing was negative by about 1 percent year-over-year, and initial pricing actions are underway to address rising raw material costs. Unfavorable foreign currency translation of more than 1 percent reduced net sales by about $20 million.

Automotive original equipment manufacturer (OEM) coatings sales volumes increased by a mid-single-digit percentage year-over-year, exceeding global industry growth rates.     Industrial coatings and specialty coatings and materials sales volumes increased by a mid-single-digit percentage versus the prior year, outpacing global industrial production growth rates for the fifth consecutive quarter, as sales volumes improved year-over-year across a broad range of end-use markets. Packaging coatings increased sales volumes by a mid-single-digit percentage year-over-year, building on strong sales volume growth in the prior-year period, led by continued industry conversions to PPG’s interior can coatings technologies.

Segment income for the quarter was $273 million, up $8 million, or 3 percent, year-over-year. Segment income increased due to higher sales volumes and lower manufacturing costs, including the initial benefits from business-restructuring actions. Acquisition-related income contributed to segment income growth, but at an expected margin that was below the Industrial Coatings segment average margin levels. Lower aggregate selling prices, increasing raw material costs and higher transitory global transportation and logistics costs required to meet elevated customer demand levels in Asia partially offset segment income increases. Unfavorable foreign currency translation reduced segment income by $5 million.

•
Glass segment first quarter net sales were $83 million, down $50 million, or about 38 percent, versus the prior-year period, primarily due to the 2016 divestiture of the European fiber glass business. Sales volumes in the North American fiber glass business were down a low-single-digit percentage, mainly attributable to lower customer demand for wind-energy-related products and partially offset by an increase in oil and gas end-market demand. Segment income for the quarter was $9 million, down $5 million versus the prior year due to the absence of income from the divested European fiber glass business and Asian joint ventures. Income improved in the North American fiber glass business year-over-year due to significant cost-structure improvements.

Financial results of the divested flat glass business are presented as discontinued operations. Historical financial results of the divested fiber glass businesses are included in the Glass segment.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.8 billion in 2016. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, April 20. The company will hold a conference call to review its first quarter 2017 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10103848. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, April 20, beginning at approximately 4:30 p.m. ET, through May 4 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10103848. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, April 20, 2017, through April 19, 2018.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including asbestos litigation. The forward-looking statements contained herein also include statements about the proposal made by PPG Industries on March 20, 2017, to discuss a combination with Akzo Nobel N.V. (“AkzoNobel”), which was rejected by the Boards of AkzoNobel. It remains uncertain whether AkzoNobel will cooperate with PPG Industries regarding PPG Industries’ proposal and whether AkzoNobel’s management or supervisory boards will endorse the proposal. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG Industries’ 2016 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG Industries’ consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of April 20, 2017, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations adjusted for certain charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations adjusted for these items is not a recognized financial measure determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2017		First Quarter 2016
	$	EPS	$	EPS
Reported net income from continuing operations	$334	$1.29	$337	$1.25
Transaction-related costs	3	0.01	1	0.01
Pension settlement charge	14	0.05	—	—
Asset write-down	—	—	3	0.01
Adjusted net income from continuing operations, excluding non-recurring items	$351	$1.35	$341	$1.27

	First Quarter 2017			First Quarter 2016
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$448	$109	24.3%	$456	$112	24.6%
Transaction-related costs	4	1	37.9%	2	1	37.6%
Pension settlement charge	22	8	37.9%	—	—	—
Asset write-down	—	—	—	4	1	37.6%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$474	$118	25.0%	$462	$114	24.7%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2017	2016
Net sales	$3,569	$3,544
Cost of sales, exclusive of depreciation and amortization	1,969	1,920
Selling, general and administrative expenses	896	906
Depreciation	83	85
Amortization	31	30
Research and development - net	110	116
Interest expense	25	30
Interest income	(4)	(6)
Asbestos settlement - net	—	3
Pension settlement charge	22	—
Other (income)/charges - net	(11)	4
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$448	$456
Income tax expense	109	112
Income from continuing operations, net of income taxes	$339	$344
Income from discontinued operations, net of income taxes	—	10
Net income attributable to the controlling and noncontrolling interests	$339	$354
Less: Net income attributable to noncontrolling interests	(5)	(7)
NET INCOME (ATTRIBUTABLE TO PPG)	$334	$347

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$334	$337
Income from discontinued operations, net of income tax	—	10
Net income (attributable to PPG)	$334	$347

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.30	$1.26
Income from discontinued operations, net of income tax	—	0.04
Net income (attributable to PPG)	$1.30	$1.30

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.29	$1.25
Income from discontinued operations, net of income tax	—	0.04
Net income (attributable to PPG)	$1.29	$1.29

Average shares outstanding	257.6	267.6

Average shares outstanding - assuming dilution	259.5	269.4

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
($ in millions)

The condensed consolidated statements of operations include the impact of items that management does not include when evaluating the performance of the business on a quarterly basis. Income tax expense on pre-tax income from continuing operations includes tax benefits related to the following:

	Three Months Ended March 31
	2017	2016
Transaction-related costs	$1	$1
Pension settlement charge	8	—
Asset write-down	—	1
Total	$9	$2

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2017	2016	2016 (a)
Current assets:
Cash and cash equivalents	$1,349	$1,820	$909
Short-term investments	40	43	121
Receivables - net	3,057	2,692	3,030
Inventories	1,727	1,546	1,816
Assets held for sale	34	30	283
Other	439	321	718
Total current assets	$6,646	$6,452	$6,877

Current liabilities:
Short-term debt and current portion of long-term debt	$604	$629	$36
Asbestos settlement	—	—	831
Accounts payable and accrued liabilities	3,573	3,510	3,547
Restructuring reserves	96	101	71
Liabilities held for sale	—	—	112
Total current liabilities	$4,273	$4,240	$4,597

Long-term debt	$3,817	$3,787	$4,210

(a) Assets and liabilities of PPG's flat glass business were classified as held for sale as of March 31, 2016. The business was sold on October 1, 2016.

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2017	2016	2016 (b)
Operating Working Capital (a)
Amount	$2,395	$2,050	$2,524
As a percent of quarter sales, annualized	16.8%	14.7%	17.8%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

(b) Period excludes the working capital components of the flat glass business which have been recast as Assets and Liabilities held for sale.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2017	2016
Net sales
Performance Coatings	$2,017	$2,039
Industrial Coatings	1,469	1,372
Glass	83	133
TOTAL	$3,569	$3,544

Segment income
Performance Coatings	$285	$279
Industrial Coatings	273	265
Glass	9	14
TOTAL	$567	$558

Items not allocated to segments
Corporate	(64)	(61)
Interest expense, net of interest income	(21)	(24)
Legacy (Note A)	(8)	(11)
Transaction-related costs	(4)	(2)
Pension settlement charge	(22)	—
Asset write-down	—	(4)
INCOME BEFORE INCOME TAXES	$448	$456

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain other charges which are not associated with PPG's current business portfolio, including the impact of the asbestos settlement. Until April 2016, legacy items also include equity earnings from PPG’s minority investment in Pittsburgh Glass Works, LLC.

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